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                                                                      EXHIBIT 99



                          ALLIANCE IMAGING CONCLUDES

                                  PURCHASE OF

                 AMERICAN SHARED'S DIAGNOSTIC IMAGING BUSINESS



ANAHEIM, CA (NOVEMBER 17, 1998) - ALLIANCE IMAGING, INC., the nation's largest provider of hospital-based fixed size and mobile magnetic resonance imaging ("MRI") and computed tomography ("CT") services, announced that it has concluded its purchase of the medical diagnostic imaging business of American Shared Hospital Services ("American Shared").

Shareholders of American Shared approved the sale at a special meeting held in San Francisco on Friday, November 13, 1998. The transaction closed later the same day. The purchase price consisted of approximately $13.6 million in cash, and the assumption of liabilities associated with American Shared's diagnostic imaging business, including approximately $21 million of debt as of September 30, 1998.

Alliance Imaging, Inc., an affiliate of Apollo Management, L.P., is a leading provider of comprehensive diagnostic imaging services to hospitals and other healthcare providers. Services are provided on either mobile, share-user basis or on a full-time single-user basis.